Filed Pursuant to Rule 433
Registration No. 333-227001
The information in this pricing supplement is not complete and may be changed.
This pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 2, 2021
Preliminary Pricing Supplement No. WFC164 (to Prospectus and Prospectus Supplement each dated September 7, 2018)
Royal Bank of Canada
Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX® Banks Index, due August 12, 2024
The securities described in this pricing supplement are issued by Royal Bank of Canada (Royal Bank or the Issuer), and are Senior Global Medium-Term Notes, Series H of the Issuer, as described in the prospectus supplement and prospectus each dated September 7, 2018.
Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.
Principal Amount:	Each security will have a principal amount of $1,000. The securities are not principal-protected. You may lose up to 100% of the principal amount of the securities.
Pricing Date:	August 6, 2021*
Original Issue Date:	August 11, 2021*
Valuation Date:	August 5, 2024*, subject to postponement as described below.
Maturity Date:	August 12, 2024*, subject to postponement as described below.
Interest:	We will not pay you interest during the term of the securities.
Index:	The return on the securities is linked to the performance of the EURO STOXX® Banks Index (Bloomberg symbol: SX7E), which we refer to as the Index.
Payment at Maturity:
The amount you receive at maturity, for each security you own, will depend upon the change in the level of the Index based on the Final Index Level relative to the Initial Index Level, and whether or not the Final Index Level is below the Threshold Level.
(i) If the Final Index Level is greater than or equal to the Initial Index Level, the maturity payment amount per security will equal the greater of:
(a) $1,000 + the Contingent Minimum Return; and

(b) $1,000 + ($1,000 x	Final Index Level – Initial Index Level	x Participation Rate)
Initial Index Level

(ii) If the Final Index Level is less than the Initial Index Level but greater than or equal to the Threshold Level, the maturity payment amount per security will equal $1,000.
(iii) If the Final Index Level is less than the Threshold Level, the maturity payment amount per security will equal:

$1,000 – ( $1,000 x	Initial Level – Final Index Level	)
Initial Index Level
In such a case, you will lose more than 15%, and up to 100%, of your principal.
Contingent Minimum Return:
[45.00% - 48.00%] of the principal amount per security ([$450.00 - $480.00] per security), to be determined on the pricing date. The Contingent Minimum Return is payable only if the Final Index Level is greater than or equal to the Initial Index Level.

Participation Rate:	100%
Initial Index Level:	The closing level of the Index on the pricing date.
Final Index Level:	The closing level of the Index on the valuation date.
Threshold Level:	85.00% of the Initial Index Level.
Listing:	The securities will not be listed on any securities exchange.
CUSIP Number:	78016ESD0
* To the extent that the Issuer makes any change to the expected pricing date or expected original issue date, the valuation date and the maturity date may also be changed in the Issuer’s discretion to ensure that the term of the securities remains the same.
Our initial estimated value of the securities as of the pricing date is expected to be between $___ and $____ per $1,000 in principal amount, and will be less than the public offering price. The final pricing supplement relating to the securities will set forth our estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” for further information.
The securities will be unsecured debt obligations of Royal Bank of Canada. Payments on the securities are subject to Royal Bank of Canada’s credit risk. If Royal Bank of Canada defaults on its obligations, you could lose your entire investment.  No other company or entity will be responsible for payments under the securities or liable to holders of the securities if Royal Bank of Canada defaults under the securities. The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.
The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality. The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
For a detailed description of the terms of the securities, see the sections “Summary Information” and “Specific Terms of the Securities” below.    Defined terms used in this cover page are defined in those sections.
The securities have complex features and investing in the securities involves risks. See “Risk Factors” beginning on page PS-10 of this document and page S-1 of the accompanying prospectus supplement.
	Per Security	Total
Public Offering Price	$1,000.00	$•
Maximum Underwriting Discount and Commission (1)(2)	$26.75	$•
Minimum Proceeds to Royal Bank of Canada	$973.25	$•
(1) The agent will receive an underwriting discount and commission of up to $26.75 per security. Of that underwriting discount and commission, each dealer that sells securities will receive a selling concession of $20.00 for each security that such dealer sells. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for information regarding how we may hedge our obligations under the securities.
(2) In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC (RBCCM), may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this pricing supplement.  Any representation to the contrary is a criminal offense.

Wells Fargo Securities
The date of this pricing supplement is August [ ], 2021

SUMMARY INFORMATION
This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Market Linked Securities Upside Participation with Contingent Minimum Return and Contingent Downside Principal at Risk Securities Linked to the EURO STOXX® Banks Index, due August 12, 2024 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.
Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Royal Bank of Canada”, “we”, “us” and “our” or similar references mean Royal Bank of Canada. Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.
What are the securities?
The securities offered by this pricing supplement will be issued by Royal Bank of Canada and will mature on August 12, 2024. The return on the securities, if any, will be linked to the performance of the EURO STOXX® Banks Index, which we refer to as the Index. The securities will not bear interest and no other payments will be made until maturity. You may lose more than 15%, and up to 100%, of your investment in the securities.
As discussed in the accompanying prospectus supplement, the securities are debt securities and will be part of a series of debt securities entitled “Senior Global Medium-Term Notes, Series H” that Royal Bank of Canada may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Royal Bank of Canada. For more details, see “Specific Terms of the Securities” below.
Each security will have a principal amount of $1,000. Each security will be offered at an initial public offering price of $1,000. However, on the pricing date, our initial estimated value of the securities will be less than $1,000 per security as a result of certain costs that are included in the initial public offering price.  See “Risk Factors—Our initial estimated value of the securities will be less than the initial public offering price” and “Supplemental Plan of Distribution—Structuring the Securities.” To the extent a market for the securities exists, you may transfer only whole securities. Royal Bank of Canada will issue the securities in the form of a master global certificate, which is held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.
Are the securities principal protected?
No, the securities do not guarantee any return of principal at maturity. If the Final Index Level is less than the Threshold Level, you will have full downside exposure to the decrease in the level of the Index and will lose 1% of the principal amount for each 1% that the Final Index Level is less than the Initial Index Level. Accordingly, if the Final Index Level is below the Threshold Level, you will lose more than 15%, and up to 100%, of your principal.
What will I receive upon maturity of the securities?
At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the percentage change in the level of the Index calculated based on the Final Index Level (as defined below) relative to the Initial Index Level (as defined below), and whether or not the Final Index Level is below the Threshold Level (as defined below).

The maturity payment amount for each security will be determined by the calculation agent as described below:
•	If the Final Index Level is greater than or equal to the Initial Index Level, the maturity payment amount per security will equal the greater of:
(a) $1,000 + the Contingent Minimum Return; and
The Contingent Minimum Return will be [45.00% - 48.00%] of the principal amount per security ([$450.00 - $480.00] per security), to be determined on the pricing date. The Participation Rate is 100%.
•	If the Final Index Level is less than the Initial Index Level, but greater than or equal to the Threshold Level, the maturity payment amount per security will equal $1,000.
•	If the Final Index Level is less than the Threshold Level, the maturity payment amount per security will equal:
If the Final Index Level is less than the Threshold Level, the amount you will receive at maturity will be less than the principal amount of the securities, and you will lose more than 15%, and up to 100%, of your principal. If the Final Index Level is zero, the maturity payment amount will be $0.00 per security, and you will lose 100% of your principal.
The Initial Index Level will be equal to the closing level of the Index on the pricing date and disclosed in the final pricing supplement for the securities.
The Threshold Level will equal 85.00% of the Initial Index Level.
The Final Index Level will be determined by the calculation agent and will be the closing level of the Index on the valuation date.
The valuation date is August 5, 2024. However, if that day occurs on a day that is not a trading day (as defined below) or on a day on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities—Market Disruption Event” below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than eight trading days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days. The maturity date will be a business day. In the event the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day and no interest shall accrue or be payable as a result of the postponement.
The closing level on any trading day will equal the official closing level of the Index or any successor Index (as defined under “Specific Terms of the Securities—Discontinuation of the Index; Adjustments to the Index” below) published by the Index Sponsor (as defined below) or any successor index sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of the Index described under “Specific Terms of the Securities—Discontinuation of the Index; Adjustments to the Index” below.
If the Final Index Level is less than the Threshold Level, you will have full downside exposure to the decrease in the level of the Index, and you will lose 1% of the principal amount for each 1% that the Final Index Level is less than the Initial Index Level. Accordingly, if the level of the Index decreases below the Threshold Level, you will lose more than 15%, and up to 100%, of your principal.

Hypothetical Examples
Set forth below are four hypothetical examples of the calculation of the maturity payment amount based on the following hypothetical values (the numbers appearing in the examples below have been rounded for ease of analysis):
Hypothetical Initial Index Level: 100.00
Hypothetical Threshold Level: 85.00
Hypothetical Contingent Minimum Return: 46.50% per security (or $465.00 per security) (the mid-point of the range of the Contingent Minimum Return set forth in this pricing supplement)
Example 1—The hypothetical Final Index Level is 60.00% of the hypothetical Initial Index Level, which is below the Threshold Level:
Hypothetical Final Index Level: 60.00

Since the hypothetical Final Index Level is less than the hypothetical Initial Index Level and below the hypothetical Threshold Level, the amount you will receive at maturity will be equal to the issue price of $1,000 per security minus $1,000 times the difference between the hypothetical Initial Index Level and the hypothetical Final Index Level, divided by the hypothetical Initial Index Level, and you would lose some of your principal. Your total cash payment at maturity would be $600.00 per security, representing a 40.00% loss of the principal amount of your securities.
Example 2—The hypothetical Final Index Level is 95.00% of the hypothetical Initial Index Level, which is below the Initial Index Level, but above the Threshold Level:
Since the hypothetical Final Index Level is less than the hypothetical Initial Index Level but greater than the hypothetical Threshold Level, the maturity payment amount per security will equal the principal amount of $1,000.
Example 3—The hypothetical Final Index Level is 105.00% of the hypothetical Initial Index Level:
Hypothetical Final Index Level: 105.00
Maturity payment amount (per security) =
The greater of $1,000 plus
(a) the Contingent Minimum Return = $1,465.00; and

Since the hypothetical Final Index Level is greater than the hypothetical Initial Index Level, you would receive the greater of (i) the principal amount of $1,000 plus the Contingent Minimum Return and (ii) $1,000 plus $100% times the amount of the percentage change in the level of the Index times $1,000. In this case, the Contingent Minimum Return exceeds the amount reflected by the percentage change of the Index.  Accordingly, your total cash payment at maturity would be $1,465.00 per security, representing a 46.50% total return.

Example 4—The hypothetical Final Index Level is 150.00% of the hypothetical Initial Index Level:
Hypothetical Final Index Level: 150.00
Maturity payment amount (per security) =
The greater of $1,000 +:
(a) the Contingent Minimum Return = $1,465.00; and
Since the hypothetical Final Index Level is greater than the hypothetical Initial Index Level, you would receive the greater of (i) $1,000 plus the Contingent Minimum Return and (ii) the principal amount of $1,000 plus 100% times the amount of the percentage change in the level of the Index times $1,000.  In this case, you would receive $1,500.00 per security, representing a 50.00% total return.

Hypothetical Returns
The following table assumes a hypothetical Contingent Minimum Return of 46.50% per security (or $465.00 per security), the mid-point of the Contingent Minimum Return range set forth in this pricing supplement, a hypothetical Initial Index Level of 100.00, and a range of hypothetical Final Index Levels and illustrates:
•	the percentage change from the hypothetical Initial Index Level to the hypothetical Final Index Level;
•	the hypothetical maturity payment amount per security; and
•	the hypothetical pre-tax total rate of return to beneficial owners of the securities.
The figures below are rounded for ease of analysis and are for purposes of illustration only. The actual maturity payment amount will depend on the actual Contingent Minimum Return and the Final Index Level as determined by the calculation agent as described in this pricing supplement.
Hypothetical Final Index Level		Percentage Change from the Hypothetical Initial Index Level to the Hypothetical Final Index Level	Hypothetical Maturity Payment Amount per Security		Hypothetical Pre-Tax Total Rate of Return on the Securities
0.00		-100.00%	$0.00		-100.00%
10.00		-90.00%	$100.00		-90.00%
20.00		-80.00%	$200.00		-80.00%
30.00		-70.00%	$300.00		-70.00%
40.00		-60.00%	$400.00		-60.00%
50.00		-50.00%	$500.00		-50.00%
60.00		-40.00%	$600.00		-40.00%
70.00		-30.00%	$700.00		-30.00%
80.00		-20.00%	$800.00		-20.00%
85.00	(1)	-15.00%	$1,000.00		0.00%
90.00		-10.00%	$1,000.00		0.00%
95.00		-5.00%	$1,000.00		0.00%
100.00	(2)	0.00%	$1,465.00	(3)	46.50%
110.00		10.00%	$1,465.00		46.50%
120.00		20.00%	$1,465.00		46.50%
130.00		30.00%	$1,465.00		46.50%
140.00		40.00%	$1,465.00		46.50%
146.50		46.50%	$1,465.00		46.50%
150.00		50.00%	$1,500.00		50.00%
160.00		60.00%	$1,600.00		60.00%
170.00		70.00%	$1,700.00		70.00%
180.00		80.00%	$1,800.00		80.00%
190.00		90.00%	$1,900.00		90.00%
200.00		100.00%	$2,000.00		100.00%

(1)	This is the hypothetical Threshold Level.
(2)	This is the hypothetical Initial Index Level.
(3)	This is the sum of the principal amount plus the hypothetical Contingent Minimum Return of $465.00 (the mid-point of the range for the Contingent Minimum Return).

The following graph sets forth the return at maturity for a range of hypothetical percentage changes of the Index, based on a hypothetical Contingent Minimum Return of $465.00 (46.50% of the principal amount).
Return Profile of Market Linked Securities — Upside Participation with Contingent Minimum Return and Contingent Downside Principal at Risk Securities vs. the Index
Who should or should not consider an investment in the securities?
We have designed the securities for investors who seek exposure to the Index, who believe that the Index level will increase or remain unchanged over the term of the securities; who understand that, if the Final Index Level is less than the Threshold Level, they will lose all or a significant portion of their investment; and who are willing to hold their securities until maturity. Investors in the securities should be willing to risk more than 15%, and up to 100%, of their investment.
The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment, who are unwilling to make an investment exposed to downside performance risk of the Index or who are unwilling to purchase securities with an initial estimated value as of the pricing date that is lower than the initial public offering price and that may be as low as the lower end of the estimated value range set forth on the cover page. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.
What will I receive if I sell the securities prior to maturity?
The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the level of the Index, dividend yields of the common stocks underlying the Index, the time remaining to maturity of the securities, interest rates and the volatility of the Index. Depending on the impact of these factors, you may receive less than $1,000 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity.  Assuming no change in market conditions or other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity will be less than the initial public offering price and, subject to the discussion regarding secondary market prices during the three  months following the original issue date in “Supplemental Plan of

Distribution” below, will be less than the initial estimated value of the securities that will be set forth on the cover page of the final pricing supplement.  For more details, see “Risk Factors — Many factors affect the market value of the securities” and “—The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value” below.
Who publishes the Index and what does the Index measure?
The EURO STOXX® Banks Index (the Index) is a free float capitalization-weighted index that tracks the companies in the Banks supersector of the STOXX® Europe 600 Index from 11 Eurozone countries. The Index is published by STOXX Limited (the Index Sponsor).
The Index is determined, calculated and maintained by the Index Sponsor without regard to the securities.
You should be aware that an investment in the securities does not entitle you to any ownership interest in the common stocks of the companies included in the Index. For a discussion of the Index, see “EURO STOXX® Banks Index" below.
How has the Index performed historically?
You can find a graph setting forth the daily closing levels of the Index for the period from January 1, 2016 to a recent date in the section entitled “EURO STOXX® Banks Index— Historical Closing Levels of the Index” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets without independent verification. You should not take the past performance of the Index as an indication of how the Index will perform in the future.
What are the United States federal income tax consequences of investing in the securities?
By purchasing the securities, you agree (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all U.S. federal income tax purposes as pre-paid cash-settled derivative contracts in respect of the Index that are “open transactions.” If the securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.
Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.
What are the Canadian federal income tax consequences of investing in the securities?
For a discussion of the Canadian federal income tax consequences of investing in the securities, please read carefully the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
Will the securities be listed on a stock exchange?
The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors—There may not be an active trading market for the securities” in this pricing supplement.
Are there any risks associated with my investment?
Yes, an investment in the securities is subject to significant risks, including the risk of loss of up to 100% of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” below and in the accompanying prospectus supplement.

ADDITIONAL INFORMATION
You should read this pricing supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.
You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you. We, Wells Fargo Securities, LLC and any other dealers are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of their respective dates.
If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Prospectus dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm

•	Prospectus Supplement dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.
Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

RISK FACTORS
An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. The securities have complex features and are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the Index or the common stocks included in the Index. Investors in the securities are also exposed to further risks related to the Issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s most recent annual report on Form 40-F filed with the SEC and incorporated by reference herein. See the categories of risks identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.
Risks Relating to the Terms and Structure of the Securities
Your investment may result in a loss of more than 15%, and up to 100%, of your principal
We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the level of the Index based on the Final Index Level relative to the Initial Index Level, and whether or not the Final Index Level is below the Threshold Level. Because the level of the Index is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the principal amount of the securities. If the Final Index Level is less than the Threshold Level, you will be exposed on a 1-to-1 basis to declines in the level of the Index from the Initial Index Level. Accordingly, if the level of the Index decreases below the Threshold Level, you will lose more than 15%, and up to 100%, of your principal.
You will not receive interest payments on the securities
You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the level of the Index based on the Final Index Level relative to the Initial Index Level, and whether or not the Final Index Level falls below the Threshold Level.
Your yield may be lower than the yield on a standard debt security of comparable maturity
The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you purchased one of our standard senior non-callable debt securities with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.
You will receive the Contingent Minimum Return only if the Final Index Level is greater than or equal to the Initial Index Level.
You will receive the Contingent Minimum Return only if the Final Index Level is greater than or equal to the Initial Index Level. If the Final Index Level is less than the Initial Index Level, then you will not receive the Contingent Minimum Return, and if the Final Index Level is less than the Threshold Level, you will suffer a loss on the securities.
Owning the securities is not the same as owning the common stocks underlying the Index
The return on your securities will not reflect the return you would realize if you actually owned and held the common stocks underlying the Index for a similar period. First, because the maturity payment amount will be determined based on the performance of the Index, which is a price-return index, the return on the securities will not take into account the value of any dividends that may be paid on the common stocks underlying the Index. Second, as a holder of the securities, you will not be entitled to receive any dividend payments or other distributions on the common stocks underlying the Index, nor will you have voting rights or any other rights that holders of those common stocks may have. Even if the level of the Index increases above the Initial Index Level during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the securities declines.
The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities
The securities will be issued by Royal Bank of Canada. The securities will not be guaranteed by any other company or entity. No other entity or company will be responsible for payments under the securities or liable to holders of the securities if Royal Bank of Canada defaults under the securities. Royal Bank of Canada’s credit ratings are an assessment of our ability to pay our obligations, including those on the securities. Consequently, if we default on our obligations, you could lose your entire investment, and actual or anticipated declines in our creditworthiness may affect the value of the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.
Significant aspects of the tax treatment of the securities are uncertain
The tax treatment of the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service (IRS) or from the Canada Revenue Agency regarding the tax treatment of the securities, and the IRS, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement.
The IRS has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities should be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.
Risks Relating to the Secondary Market for the Securities
There may not be an active trading market for the securities
The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.
Wells Fargo Securities, LLC and its broker-dealer affiliates may make a market for the securities, although they are not required to do so.  As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities.  Because we do not expect that any other market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities, LLC or its broker-dealer affiliates may be willing to buy your securities.  See “Supplemental Plan of Distribution.”
The amount to be paid at maturity is not linked to the level of the Index at any time other than the valuation date
The payment at maturity will be based on the level of the Index only on the valuation date. Therefore, for example, if the closing level of the Index decreased precipitously on the valuation date, the payment on the securities may be significantly less than it would otherwise have been had the payment been linked to the closing level of the Index prior to that decrease. Although the actual level of the Index on the maturity date or at other times during the term of the securities may be higher than the Index level on the valuation date, you will not benefit from the closing level of the Index at any time other than the valuation date.
Many factors affect the market value of the securities
The market value of the securities prior to maturity  will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset any increase in the market value of the securities caused by another factor and that the effect of one factor may compound any decrease in the market value of the securities caused by another factor. For example, a change in the volatility of the Index may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the level of the Index. In addition, a change in interest rates may offset other factors that would otherwise change the level of the Index, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend to a significant extent on the amount, if any, by which the Index level during the term of the securities exceeds or does not exceed the Initial Index Level. If you choose to sell your securities when the level of the Index exceeds the Initial Index Level, you may receive substantially less than the amount that would be payable at maturity based on this level because of the expectation that the Index will continue to fluctuate until the valuation date. We believe that other factors that may also influence the value of the securities include:
•	the volatility (frequency and magnitude of changes in the level) of the Index and, in particular, market expectations regarding the volatility of the Index;
•	market interest rates in the U.S.;
•	the dividend yields of the common stocks included in the Index;
•	our creditworthiness, as perceived in the market;
•	changes that affect the Index, such as additions, deletions or substitutions;
•	the exchange rate between the U.S. dollar and the euro;
•	the time remaining to maturity; and
•	geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the common stocks included in the Index.
Risks Relating to the Index
An investment in the securities is subject to risks relating to non-U.S. companies
Because the securities included in the Index are issued by non-U.S. issuers and/or are traded outside of the U.S., an investment in the securities involves particular risks. For example, the relevant non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
The securities will not be adjusted for changes in exchange rates
Although the equity securities that comprise the Index are traded in euro, and your securities are denominated in U.S. dollars, the amount payable on your securities at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the euro. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the Index, and therefore your securities. The amount we pay in respect of your securities will be determined solely in accordance with the procedures described in this pricing supplement.
The Index is concentrated in the banking industry
All of the securities included in the Index are issued by companies that engage in the banking industry.  Stock prices for banking companies are affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments those companies can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability for banking companies is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition, as competition is high among banking companies and failure to maintain or increase market share may result in lost market value. In addition, changes in governmental regulation and oversight of financial institutions such as banks and broker-dealers may have an adverse effect on the financial condition of a financial institution and changes in the creditworthiness of financial institutions may adversely affect the values of instruments of issuers in financial industries. As a result, the value of the notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting the banking industry than a different investment linked to securities of a more broadly diversified group of companies.
Changes that affect the Index will affect the market value of the securities and the maturity payment amount
The policies of the Index Sponsor concerning the calculation of the Index, additions, deletions or substitutions of the common stocks underlying the Index and the manner in which changes affecting the issuers of those stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index could affect the level of the Index, the maturity payment amount, and the market value of the securities prior to maturity. The amount payable on the securities and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Index, or if the Index Sponsor discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the securities. If events such as these occur, or if the level of the Index is not available on the valuation date because of a market disruption event or for any other reason and no successor index is selected, the calculation agent may determine the level of the Index — and thus the maturity payment amount — in its sole discretion.
We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor
We have no affiliation with the Index Sponsor and the Index Sponsor will not be involved in the offering of the securities. Consequently, we have no control of the actions of the Index Sponsor, including any actions of the type that would affect the composition of the Index, and therefore, the level of the Index. The Index Sponsor has no obligation of any sort with respect to the securities. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities.
Historical levels of the Index should not be taken as an indication of the future levels of the Index during the term of the securities
The trading prices of the common stocks underlying the Index will determine the Index level at any given time. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the common stocks underlying the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks.
Risks Relating to the Initial Estimated Value of the Securities
Our initial estimated value of the securities will be less than the initial public offering price
Our initial estimated value of the securities will be less than the initial public offering price of the securities.  This is due to, among other things, the fact that the initial public offering price of the securities reflects the borrowing rate we pay to issue securities of this kind (an internal funding rate that is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the initial public offering price of the underwriting discount and commission and hedging and other costs associated with the securities.
The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value
Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity will be less than the initial public offering price and, subject to the discussion in the next paragraph, will be less than our initial estimated value.  This is because any such sale price would not be expected to include the underwriting discount and commission or hedging or other costs associated with the securities, including the estimated profit that we, our affiliates, and/or any of our hedging counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities.  In addition, any price at which you may sell the securities is likely to reflect customary bid-ask spreads for similar trades, and the cost of unwinding any related hedge transactions.  In addition, the value of the securities determined for any secondary market price is expected to be based in part on the yield that is reflected in the interest rate on our conventional debt securities of similar maturity that are traded in the secondary market, rather than the internal funding rate that we used to price the securities and determine the initial estimated value.  As a result, the secondary market price of the securities will be less than if the internal funding rate was used.  These factors, together with various credit, market and economic factors over the term of the securities, and, potentially, changes in the level of the Index, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways.  Moreover, we expect that any secondary market price will be based on Wells Fargo Securities, LLC’s valuation of the securities, which may differ from (and may be lower than) the valuation that we would determine for the securities at that time based on the methodology by which we determined the initial estimated value range set forth on the cover page of this document.
As set forth below in the section “Supplemental Plan of Distribution,” for a limited period of time after the original issue date, Wells Fargo Securities, LLC may purchase the securities at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph.  However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your securities is expected to decline.
The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.
The initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities are set
Our initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities.  See “Supplemental Plan of Distribution—Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in the Index, interest rates and volatility, and the expected term of the securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities, including Wells Fargo Securities, LLC in connection with determining any secondary market price for the securities, may value the securities or similar securities at a price that is significantly different than we do.
The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from our initial estimated value of your securities.
Risks Relating to Conflicts of Interest
Hedging transactions may affect the return on the securities
As described below under “Use of Proceeds and Hedging” below, we, through one or more of our affiliates or hedging counterparties, may hedge our obligations under the securities by purchasing common stocks underlying the Index, futures or options on the Index or common stocks underlying the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the level of the Index or trading prices of common stocks underlying the Index, and may adjust these hedges by, among other things, purchasing or selling any of these assets at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks underlying the Index and/or the level of the Index and, therefore, the market value of the securities. It is possible that we or one or more of our hedging counterparties could receive substantial returns from these hedging activities while the market value of the securities declines.
Potential conflicts of interest could arise
We, Wells Fargo Securities, LLC and our respective affiliates may engage in trading activities related to the Index or the common stocks underlying the Index that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we, Wells Fargo Securities, LLC and our respective affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the securities.

We, Wells Fargo Securities, LLC and our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the common stocks underlying the Index. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we, Wells Fargo Securities, LLC and our respective affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates or the affiliates of the agent may publish research reports about these companies. Neither we nor the agent make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of the common stocks underlying the Index. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities. The offering of the securities does not reflect any investment or sell recommendations as to the Index or the securities underlying the Index by us, Wells Fargo Securities, LLC or our respective affiliates.
The calculation agent may postpone the valuation date and, therefore, determination of the Final Index Level and the maturity date if a market disruption event occurs on the valuation date
The valuation date and, therefore, determination of the Final Index Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to the Index. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the level of the Index after the valuation date. See “Specific Terms of the Securities—Valuation Date”  and “— Market Disruption Events” below.
There are potential conflicts of interest between you and the calculation agent
The calculation agent will, among other things, determine the amount of your payment at maturity on the securities. Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affects the Index. Since this determination by the calculation agent will affect the payment at maturity on the securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.  In addition, the calculation agent determined the initial estimated value range of the securities set forth on the cover page of this pricing supplement.

SPECIFIC TERMS OF THE SECURITIES
The securities are to be issued pursuant to the terms of the Indenture dated as of October 23, 2003, between Royal Bank of Canada and The Bank of New York Mellon (as supplemented to date, the “Indenture”).
The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the securities and the Indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the Indenture before making your investment decision. We have filed copies of the Indenture with the SEC.
Issuer:	Royal Bank of Canada
Specified Currency:	U.S. dollars
Principal Amount:	$1,000 per security
Aggregate Principal Amount:	$•
Agent:	Wells Fargo Securities, LLC
The agent may make sales through its affiliates or selling agents.
Agent Acting in the Capacity of:	Principal
Pricing Date:	August 6, 2021
Original Issue Date:	August 11, 2021
Maturity Date:
August 12, 2024, subject to postponement as described below. The maturity date will be a business day. If the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day and no interest will  accrue or be payable as a result of that postponement.

Valuation Date:
August 5, 2024. However, if that day occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined under “—Market Disruption Events” below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than eight trading days. If the valuation date is postponed by eight trading days, and a market disruption event occurs or is continuing on that eighth trading day, the calculation agent will determine the closing level of the Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the time at which the official closing level of the Index is calculated and published by the index sponsor) on such date of each security included in the Index. As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the time at which the official closing level of the Index is calculated and published by the index sponsor.
If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The Index:	The return on the securities is linked to the performance of the EURO STOXX® Banks Index (the Index).
Payment at Maturity:	At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the level of the Index based on the Final Index Level relative to the Initial Index Level, and whether or not the Final Index Level is below the Threshold Level.
The maturity payment amount for each security will be determined by the calculation agent as described below:
•          If the Final Index Level is greater than or equal to the Initial Index Level, the maturity payment amount per security will equal the greater of:
(a) $1,000 + the Contingent Minimum Return; and

(b) $1,000 + ($1,000 x	Final Index Level – Initial Index Level	x Participation Rate)
Initial Index Level

•          If the Final Index Level is less than the Initial Index Level but greater than or equal to the Threshold Level, the maturity payment amount per security will equal $1,000.
•        If the Final Index Level is less than the Threshold Level, the maturity payment amount per security will equal:

$1,000 – ( $1,000 x	Initial Index Level – Final Index Level	)
Initial Index Level

If the Final Index Level is less than the Threshold Level, you will lose more than 15%, and up to 100%, of your principal. If the Final Index Level is zero, the maturity payment amount will be $0.00 per security.
If any payment is due on the securities on a day which is not a business day, then that payment may be made on the next day that is a business day, in the same amount and with the same effect as if paid on the original due date. No interest shall be payable as a result of such postponement.

Contingent Minimum Return:
[45.00% - 48.00%] of the principal amount per security ([$450.00 - $480.00] per security), to be determined on the pricing date. The Contingent Minimum Return is payable only if the Final Index Level is greater than or equal to the Initial Index Level.

Initial Index Level:	The closing level of the Index on the pricing date.
Final Index Level:	The closing level of the Index on the valuation date, as determined by the calculation agent.
Threshold Level:	85.00% of the Initial Index Level.
Closing Level of the Index:
The official closing level of the Index or any successor index (as defined under “—Discontinuation of the Index; Adjustments to the Index” below) published by the Index Sponsor or any successor index sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of the Index described under “—Discontinuation of the Index; Adjustments to the Index” below.

Participation Rate:	100%
Market Disruption Events:
As determined by the calculation agent in its sole discretion, a “market disruption event” means any of (A), (B), (C) or (D) below:

A.     Any of the following events occurs or exists with respect to any security included in the Index or any successor index, and the aggregate of all securities included in the Index or such successor index with respect to which any such event occurs comprise 20% or more of the level of the Index or such successor index:

•          a material suspension of or limitation imposed on trading by the relevant stock exchange for such security or otherwise at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day, whether by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise;
•           any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such security on its relevant stock exchange at any time during the one-hour period that ends at the scheduled closing time for the relevant stock exchange for such security on that day; or
•           the closure on any exchange business day of the relevant stock exchange for such security prior to its scheduled closing time unless the earlier closing is announced by such relevant stock exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such relevant stock exchange and (ii) the submission deadline for orders to be entered into the relevant stock exchange system for execution at the scheduled closing time for such relevant stock exchange on that day.
B.     Any of the following events occurs or exists with respect to futures or options contracts relating to the equity index or any successor index:

•          a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;
•          Any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or such successor index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on such related futures or options exchange on that day; or
•          the closure on any exchange business day of any related futures or options exchange prior to its scheduled closing time unless the earlier closing time is announced by such related futures or options exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such related futures or options exchange and (ii) the submission deadline for orders to be entered into the related futures or options exchange system for execution at the close of trading for such related futures or options exchange on that day.
C.     The Index Sponsor fails to publish the level of the Index or any successor index (other than as a result of the Index Sponsor having discontinued publication of the Index or successor index and no successor index being available).
D.     Any related futures or options exchange fails to open for trading during its regular trading session.

For the purposes of determining whether a market disruption event has occurred:
•          the relevant percentage contribution of a security included in the Index or any successor index to the level of such index will be based on a comparison of (x) the portion of the level of such index attributable to that security to (y) the overall level of such index, in each case using the official opening weightings as published by the relevant index sponsor as part of the market opening data;
•          the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

an “exchange business day” means any trading day on which (i) the relevant index sponsor publishes the level of the Index or any successor equity index and (ii) each related futures or options exchange is open for trading during its regular trading session, notwithstanding any related futures or options exchange closing prior to its scheduled closing time.

Related Futures or Options Exchange:	An exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.
Relevant Stock Exchange:	For any security underlying the Index, the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.
Discontinuation of/Adjustments to the Index:
If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a successor index), then the calculation agent will substitute the successor index as calculated by the Index Sponsor or any other entity for the Index and calculate the Final Index Level as described above under “—Closing Level of the Index.”
If the Index Sponsor discontinues publication of the Index and:
•          the calculation agent does not select a successor index, or
•          the successor index is no longer published on any of the relevant trading days, the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the level of the Index before any discontinuation but using only those securities that were included in the Index prior to that discontinuation. If a successor index is selected or the calculation agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Index Sponsor elects to begin republishing the Index, unless the calculation agent in its sole discretion decides to use the republished Index.
If the Index Sponsor discontinues publication of the Index before the valuation date and the calculation agent determines that no successor index is available at that time, then on each trading day until the earlier to occur of:
•           the determination of the Final Index Level, or
•           a determination by the calculation agent that a successor index is available, the calculation agent will determine the level that would be used in computing the maturity payment amount as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each level to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these levels to be made available by telephone.
Notwithstanding these alternative arrangements, discontinuation of the publication of the Index would be expected to adversely affect the value of, liquidity of and trading in the securities.
If at any time the method of calculating the level of the Index or the successor index changes in any material respect, or if the Index or successor index is in any other way modified so that the level of the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in The City of New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index or the successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to the Index or the successor index, as so adjusted. Accordingly, if the method of calculating the Index or a successor index is modified and has a dilutive or concentrative effect on the level of that index e.g., due to a split, then the calculation agent will adjust that index in order to arrive at a level of that index as if it had not been modified, e.g., as if a split had not occurred.
Neither the calculation agent nor Royal Bank of Canada will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the Index or any successor index or as to modifications, adjustments or calculations by the Index Sponsor or any successor index sponsor in order to arrive at the level of the Index or any successor index.

Calculation Agent:
RBC Capital Markets, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Trustee:	The Bank of New York Mellon
Business Day:
For purposes of the securities, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:
A day, as determined by the calculation agent, on which (i) the Index Sponsor is scheduled to publish the level of the Index and (ii) each related futures or options exchange is scheduled to be open for trading for its regular trading session.

Additional Amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (Additional Amounts) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a security or of a right to receive payments in respect thereto (a Payment Recipient), which we refer to as an Excluded Holder, in respect of any taxes imposed because the beneficial owner or Payment Recipient:
(i)                     is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)                  is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;
(iii)                is, or does not deal at arm’s length with a person who is, a specified shareholder (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a specified shareholder for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)                presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the relevant date in relation to any payments on any security means:
a.       the due date for payment thereof, or
b.       if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture;
(v)                  could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)                 is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (Code) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of the securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.
Form of Securities:	Book-entry
Listing:	The securities will not be listed on any securities exchange.

Events of Default and Acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. The amount will be the maturity payment amount, calculated as if the date of declaration of acceleration were the valuation date.

EURO STOXX® BANKS INDEX
All disclosures contained in this document regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, STOXX Limited (STOXX). STOXX, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. None of us, Wells Fargo Securities, LLC or RBCCM accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
Description of the EURO STOXX® Banks Index
Composition and Maintenance
The Index is a free float capitalization-weighted index that tracks the companies in the Banks supersector of the STOXX® Europe 600 Index from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.  The banks supersector, based on the Industry Classification Benchmark (ICB), tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions.
Information regarding the Index may be found on STOXX’s website.  That information is updated from time to time on that website.  Please note that information included in that website is not included or incorporated by reference in this pricing supplement.
The composition of the EURO STOXX® Banks Index is reviewed quarterly in March, June, September and December. The review cut-off date is the last trading day of the month preceding the review month.
The free float factors for each component stock used to calculate the EURO STOXX® Banks Index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The EURO STOXX® Banks Index is also reviewed on an ongoing basis.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the EURO STOXX® Banks Index composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.
Calculation of the EURO STOXX® Banks Index
The EURO STOXX® Banks Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the EURO STOXX® Banks Index value can be expressed as follows:
EURO STOXX® Banks Index =	Free float market capitalization of the EURO STOXX® Banks Index	x 1,000
Adjusted base date market capitalization of the EURO STOXX® Banks Index

The “free float market capitalization of the EURO STOXX® Banks Index” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the EURO STOXX® Banks Index is being calculated.
The EURO STOXX® Banks Index is also subject to a divisor, which is adjusted to maintain the continuity of the EURO STOXX® Banks Index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
The STOXX® Europe 600 Index

The STOXX® Europe 600 Index is a free float capitalization-weighted index of 600 stocks, created by STOXX Limited, the index sponsor. The STOXX® Europe 600 Index is designed to provide a broad yet investable representation of the largest (by free float market capitalization) companies of 17 European countries (Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom) and contains a fixed number of 600 components with a weighting cap of 20%. We are not incorporating by reference the STOXX Limited website or any material it includes in this pricing supplement. STOXX

Limited is under no obligation to continue to publish the STOXX® Europe 600 Index and may discontinue publication of the STOXX® Europe 600 Index at any time.

Component Selection

The composition of the STOXX® Europe 600 Index is reviewed by STOXX Limited quarterly and changes are typically implemented on the third Friday of every March, June, September and December, with effect on the next trading day. If the third Friday of the relevant month is not a trading day, then the implementation occurs on the next trading day, with effect on the following trading day. In connection with the quarterly review, the eligible stocks in the STOXX® Europe Total Market Index are ranked in terms of free float market capitalization to produce the selection list for the STOXX® Europe 600 Index. The STOXX® Europe Total Market Index consists of the top 95% (subject to applicable buffer rules) by free-float market capitalization of the total equity having a country assignment in one of the 17 countries listed above (based on the country of incorporation, the primary listing and the country with the largest trading volume).
The selection list for the STOXX® Europe 600 Index is updated and published on a monthly basis according to the review component selection process in case a replacement is needed for a deletion. To create the selection list for the STOXX® Europe 600 Index, for each company having more than one eligible class of stock, only the most liquid class is eligible, and a liquidity screen of a 3-month average daily trading volume of greater than one million Euros is applied to the eligible stocks. The eligible stocks remaining after application of the liquidity screen are ranked by their free float market capitalizations.

At the quarterly review, the largest 550 stocks on the selection list qualify for selection for the STOXX® Europe 600 Index. The remaining 50 stocks for the STOXX® Europe 600 Index are selected from the current components ranked between 551 and 750 that meet all of the criteria (including the liquidity screen). If the number of stocks selected is still below 600, the largest (by free float market capitalization) stocks on the selection list are selected until there are 600 stocks.

Ongoing Maintenance

The component stocks of the STOXX® Europe 600 Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the STOXX® Europe 600 Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
Any component stocks that are not traded for 10 consecutive days, are suspended from trading for 10 consecutive days, are officially delisted or are the subject of ongoing bankruptcy proceeds will be deleted from the STOXX® Europe 600 Index. A deleted stock is replaced by the highest-ranked non-component on the selection list in the STOXX Europe Total Market Index to maintain the fixed number of stocks in the STOXX® Europe 600 Index.
In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition to the STOXX® Europe 600 Index if it is equal to or above 550 on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks. Additions and deletions in connection with a quarterly review are announced on the first trading day of the review implementation month.
The free float factors and outstanding number of shares for each index stock that STOXX Limited uses to calculate the STOXX® Europe 600 Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. These changes are announced five trading days before they are implemented. Certain extraordinary adjustments to the factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. The free float factor reduces the index stock’s number of shares to the actual amount available on the market. Holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the STOXX® Europe 600 Index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares). In addition, the weight of each component in the STOXX® Europe 600 Index is capped at 20% of the STOXX® Europe 600 Index’s total free float market capitalization.

License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the EURO STOXX® Banks Index) in connection with certain securities, including the securities offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the EURO STOXX® Banks Index and the related trademarks for use in connection with the securities. STOXX does not:
•	sponsor, endorse, sell, or promote the notes;
•	recommend that any person invest in the securities offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the securities;
•	have any responsibility or liability for the administration, management, or marketing of the securities; or
•	consider the needs of the securities or the holders of the securities in determining, composing, or calculating the EURO STOXX® Banks Index, or have any obligation to do so.
STOXX will not have any liability in connection with the securities.  Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
o
the results to be obtained by the securities, the holders of the securities or any other person in connection with the use of the EURO STOXX® Banks Index and the data included in the EURO STOXX® Banks Index;

o	the accuracy or completeness of the EURO STOXX® Banks Index and its data; and
o	the merchantability and the fitness for a particular purpose or use of the EURO STOXX® Banks Index and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the EURO STOXX® Banks Index or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the securities or any other third parties.

Historical Closing Levels of the Index
Since its inception, the level of the Index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the Index during any period shown below is not an indication that the closing level of the Index is more or less likely to increase or decrease at any time during the term of the securities. The historical levels of the Index do not give an indication of future performance of the Index. We cannot make any assurance that the future performance of the Index or the trading prices of the common stocks underlying the Index will result in holders of the securities receiving a positive total return on their investment.
We obtained the closing levels of the Index listed below from Bloomberg Financial Markets without independent verification. The actual levels of the Index at or near maturity of the securities may bear little relation to the historical levels shown below.
The following graph sets forth the daily closing levels of the Index for the period from January 1, 2016 to July 29, 2021. This historical data on the Index is not indicative of the future level of the Index or what the market value of the securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the securities.

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES
An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.
SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.
Supplemental U.S. Tax Considerations
The following section supplements and, to the extent applicable, supersedes  the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences – United States Taxation” with respect to U.S. holders (as defined in the accompanying prospectus).  It applies only to those initial holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. It does not apply to holders subject to special rules including holders subject to Section 451(b) of the Code. You should consult with your own tax advisor concerning the consequences of investing in and holding the securities.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
In the opinion of our special tax counsel, Ashurst LLP, it is reasonable to treat the securities as pre-paid cash-settled derivative contracts in respect of the Index that are “open transactions” for U.S. federal income tax purposes, and by purchasing the securities, a holder agrees (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all U.S. federal income tax purposes in accordance with such characterization.  If the securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.  In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.
We will not attempt to ascertain whether the issuer of any of the component stocks included in the Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Index and consult your tax advisor regarding the possible consequences to you in this regard.
Alternative Treatments.  Alternative tax treatments of the securities are also possible and the Internal Revenue Service (IRS) might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the securities, and the IRS might assert that the securities should be treated, as a single debt instrument.  Pursuant to such characterization, since the securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the securities are so treated, a holder would generally be required to accrue interest currently over the term of the securities even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale, exchange or maturity of the securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.
The IRS has released a notice that may affect the taxation of holders of the securities.  According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special constructive ownership rules of Section 1260 of the Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and IRS determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting.  Payments made with respect to the securities and proceeds from the sale or maturity of the securities may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder’s U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the IRS.
Non-U.S. Holders. The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (ELIs) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend.  However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Index or the securities (for example, upon an Index rebalancing), and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Index (or under certain circumstances, one or more of the securities comprising the Index) should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the securities to become subject to withholding tax, we or the applicable withholding agent will withhold tax at the applicable statutory rate.  The IRS has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax.  We will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (FATCA) imposes a 30% U.S. withholding tax on certain U.S.–source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gains, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.–source interest or dividends (Withholdable Payments), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the securities may constitute a “financial account” for these purposes and, thus, may be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.
If we determine withholding is appropriate with respect to the securities, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the securities will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the securities.

USE OF PROCEEDS AND HEDGING
The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to pay the maturity payment amount at maturity of the securities.
The initial public offering price of the securities includes the underwriting discount and commission, as well as hedging and other costs associated with the securities.  Our hedging costs include the projected profit that we or our hedge counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We expect to hedge our obligations under the securities through an affiliate of Wells Fargo Securities, LLC and/or one or more of RBCCM or our other affiliates.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparties’ control, this hedging may result in a profit that is more or less than expected, or could result in a loss.
We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any counterparty(ies) may take in connection with our hedging activity.
The hedging activity discussed above and other trading activities that we, Wells Fargo Securities, LLC and our respective affiliates may engage in may adversely affect the level of the Index, the market value of the securities from time to time and the maturity payment amount you will receive on the securities at maturity.  See “Risk Factors — Hedging transactions may affect the return on the securities” and “— Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION
The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the securities.
From time to time, the agent and its affiliates, and RBCCM and its affiliates, have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, we expect to hedge our obligations under the securities through an affiliate of Wells Fargo Securities, LLC and/or one or more of RBCCM or our other affiliates.
In the future, the agent and its affiliates may purchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise. Wells Fargo Securities, LLC may act as principal or agent in such transactions.
The agent has committed to purchase all of these securities in the initial public offering of the securities if any are purchased.
The agent proposes to offer the securities in part directly to the public at the public offering price set forth on the cover page of this pricing supplement and in part to WFA and Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such price less a selling concession of $20.00 per security. In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.
In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC (RBCCM) may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent.
Proceeds to be received by Royal Bank of Canada in this offering will be net of the underwriting discount, commission and expenses payable by Royal Bank of Canada.
The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities. However the agent is not obligated to do so and may discontinue market making at any time without notice.  No assurance can be given as to the liquidity of the trading market for the securities.
Any price that the agent makes available from time to time after the original issue date at which it would be willing to purchase the securities will generally reflect the agent’s estimate of their value, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions.  That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness.  However, for a period of three months after the original issue date, the price at which the agent may purchase the securities is expected to be higher than the price that would be determined based on the agent’s valuation at that time less the bid-ask spread and hedging unwind costs referenced above.  This is because, at the beginning of this period, that price will not include certain costs that were included in the initial public offering price, particularly a portion of the underwriting discount and commission (not including the selling concession) and the expected profits that we or our hedging counterparty(ies) expect to receive from our hedging  transactions.  As the period continues, these costs are expected to be gradually included in the price that the agent would be willing to pay, and the difference between that price and the price that would be determined based on the agent’s valuation of the securities less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period.  After this period, if the agent continues to make a market in the securities, the prices that it would pay for them are expected to reflect the agent’s estimated value, less the bid-ask spread and hedging unwind costs referenced above.  In addition, the value of the securities shown on your account statement will generally reflect the price that the agent would be willing to pay to purchase the securities at that time.

Our broker-dealer subsidiary, RBC Capital Markets, LLC (RBCCM), does not expect to make a market in the securities.  If RBCCM determines that the agent is unable or unwilling to make a market in the securities at any time, RBCCM may, but is not obligated to, make a market in the securities at that time.  If RBCCM makes a market in the securities at any time, its valuation of the securities may differ from the agent’s valuation, and consequently the price at which it may be willing to purchase the securities may differ from (and be lower than) the price at which the agent would have purchased the securities at that time.
Royal Bank of Canada has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.
No action has been or will be taken by Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent.
Selling Restrictions
The securities and the related offer to purchase securities and sale of securities under the terms and conditions provided in this pricing supplement and the related prospectus supplement and prospectus do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The securities are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the securities from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these securities.
Argentina
The securities are not and will not be marketed in Argentina by means of a public offering, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the securities in Argentina. The contents of this pricing supplement and the related prospectus supplement and prospectus have not been reviewed by the Argentine Comisión Nacional de Valores.
Brazil
The securities have not been and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros (“CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the securities in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the securities, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the securities is not a public offering of securities in Brazil), nor be used in connection with any offer for subscription or sale of the securities to the public in Brazil. Persons wishing to offer or acquire the securities within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.
British Virgin Islands
The securities have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related prospectus supplement and prospectus shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.
Chile
Neither the issuer nor the securities have been registered with the Comisión Para el Mercado Financiero pursuant to Law No. 18.045, the Ley de Mercado de Valores and regulations thereunder, so they cannot be publicly offered in Chile. This pricing supplement (and the related prospectus supplement and prospectus) do not constitute an offer of, or an invitation to subscribe for or purchase, the securities in the republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).
European Union
Each of RBCCM and any other broker-dealer offering the securities have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the securities to, any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared, and therefore, offering or selling the securities or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
Mexico
The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related prospectus supplement and prospectus may not be publicly distributed in Mexico. The securities may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.
Panama
The securities have not been and will not be registered with the Superintendency of Securities Market of the Republic of Panama under Decree Law N°1 of July 8, 1999 (the “Panamanian Securities Act”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Act, including the private placement rule based on number 2 of Article 83 of Law Decree 1 of July 8, 1999 (or number 2 of Article 129 of the Unified Text of Law Decree 1 of July 8, 1999). The securities do not benefit from the tax incentives provided by the Panamanian Securities Act and are not subject to regulation or supervision by the Superintendency of Securities Market of the Republic of Panama.
Paraguay
The sale of the securities qualifies as a private placement pursuant to Law No. 5810/17 “Stock Market.” The securities must not be offered or sold to the public in Paraguay, except under circumstances which do not constitute a public offering in accordance with Paraguayan regulations. The securities are not and will not be registered before the Paraguayan securities supervisory body Comisión Nacional de Valores (“CNV”) the Paraguayan private stock exchange Bolsa de Valores y Productos de Asunción (“BVPASA”). The issuer is also not registered before the CNV or the BVPASA.
In no case may securities not registered before the CNV be offered to the general public via mass media such as press, radio, television, or internet when such media are publicly accessible in the Republic of Paraguay, regardless of the location from where they are issued.
The privately placed securities are not registered with the National Securities Commission, and therefore do not have tax benefits and are not negotiable through the BVPASA. Privately placed securities may have less liquidity, making it difficult to sell such securities in the secondary market, which could also affect the sale price. Private securities of issuers not registered before the CNV may not have periodic financial information or audited financial statements, which could generate greater risk to the investor due to the asymmetry of information. It is the responsibility of the investor to ascertain and assess the risk assumed in the acquisition of the security.
Peru
The securities have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence (“SMV”) nor the Lima Stock Exchange Registry (“RBVL”) for their public offering in Peru under the

Peruvian Capital Markets Law (Law No. 861/ Supreme Decree No. 093-2002) and the decrees and regulations thereunder. Consequently, the securities may not be offered or sold, directly or indirectly, nor may this pricing supplement or the related prospectus supplement, the prospectus or any other offering material relating to the securities be distributed or caused to be distributed in Peru to the general public. The securities may only be offered in a private offering under Peruvian regulation and without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute securities to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.
Taiwan
The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.
Uruguay
The sale of the securities qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The securities must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public S-31 offering or distribution under Uruguayan laws and regulations. The securities are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

Structuring the Securities
The securities are our debt securities.  As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  This relatively lower implied borrowing rate, which is reflected in the economic terms of the securities, along with the underwriting discount and commission and hedging and other costs associated with the securities, typically reduces the initial estimated value of the securities at the time their terms are set.
In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with an affiliate of the agent and/or one of our subsidiaries.  The terms of these hedging arrangements may take into account a number of factors, including our creditworthiness, interest rate movements, and the tenor of the securities.  The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.   Our cost of hedging will include the projected profit that we or our counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty(ies)’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” above.
The lower implied borrowing rate, the underwriting discount and commission and hedging and other costs associated with the securities reduce the economic terms of the securities to you and result in the initial estimated value for the securities on the pricing date being less than their initial public offering price.  See “Risk Factors—Our initial estimated value of the securities will be less than the initial public offering price” above.